Exhibit 99.1

    Heinz's Superior Value & Growth Plan Off to a Strong Start as the Company
            Delivers First Quarter Fiscal 2007 EPS of $0.58, up 23.4% (Excluding Discontinued Operations and Special Items in the Prior Year)


     PITTSBURGH--(BUSINESS WIRE)--Aug. 31, 2006--H. J. Heinz Company (NYSE:HNZ):

     --   Sales up 8.4%;

     -- Volume up 5.1% fueled by higher consumption, new product introductions and increased innovation across all segments;

     --   Operating income, excluding special items in the prior year, up 10.5%;

     -- Heinz reported EPS from continuing operations of $0.58, up 45%, from $0.40 in the prior year;

     --   Company on Track to Deliver 10% plus EPS Growth for Full Year.

     H. J. Heinz Company (NYSE:HNZ) today reported outstanding financial results for its first quarter with strong sales and net income growth. The Company reported net income of $194.1 million, or $0.58 per diluted share, for its first quarter ended August 2, 2006. This compares to net income of $157.3 million, or $0.45 per diluted share in the prior year, which included profit from the discontinued European seafood and New Zealand poultry businesses along with special items. Excluding discontinued operations and special items in the prior year, Heinz's first quarter EPS in Fiscal 2007 increased 23.4% versus $0.47 per diluted share in the prior year, and net income increased 18.6% from $163.7 in the prior year. There were no special items in Fiscal 2007.
     First-quarter sales increased 8.4%, to $2.06 billion from $1.90 billion, with double-digit growth in sales of the Company's 10 core brands, led by Weight Watchers(R)(a) Smart Ones(R) meals, Classico(R) pasta sauces, Plasmon(R) infant nutrition products and ABC(R) soy and chili sauces. Sales were aided by net pricing (+0.9%); acquisitions, net of divestitures (+1.4%); and foreign exchange translation rates (+1.1%). Volume increased 5.1%, reflecting growth in all of the Company's segments, driven by higher consumption, new product introductions and increased innovation.
     Commenting on the Company's performance, Heinz Chairman, President and CEO William R. Johnson said: "Heinz delivered dynamic growth in sales, volume, operating income and EPS in the first quarter, reflecting the success of the Company's aggressive plan to drive sales of our core brands, reduce costs and enhance shareholder value. Fiscal 2007 is off to a strong start and Heinz remains on track to deliver 10% plus growth in earnings per share for the full year."
     (Comments on the first quarter that follow refer to adjusted gross profit and adjusted operating income for Fiscal 2006, which exclude special items. There were no special items in FY2007. See attached tables for further details, including reconciliation of non-GAAP financial measures. Management believes that the adjusted GAAP measures provide additional clarity in understanding the trends of the business as they enable investors to use financial measures that management uses in addition to GAAP measures to evaluate the day-to-day operations of the business.)
     Gross profit in the first quarter of 2007 of $772.4 million increased 9.6% from adjusted gross profit in the first quarter of fiscal year 2006, and the gross profit margin increased to 37.5% from the adjusted gross profit in 2006 of 37.1%. These increases were due to higher volume, increased pricing and higher margin acquisitions, partially offset by substantially higher commodity costs. Operating income of $319.6 million increased 10.5% from adjusted operating income in the first quarter of 2006, largely due to increased volume, the higher adjusted gross profit margin and the prior year targeted workforce reductions, particularly in Europe and Asia. These increases were partially offset by a 22% increase in marketing expense, higher selling and distribution costs resulting from increased volume, higher professional fees in the Non-Operating segment and higher accrued incentive compensation costs, including the expensing of stock options.
     The operating income increase of 10.5% combined with a lower effective tax rate of 20.3%, resulted in the 23.4% EPS increase. During the first quarter, a foreign subsidiary revalued certain of its assets, which is expected to reduce fiscal 2007 tax expense by approximately $35 million of which approximately $25 million was recorded in the first quarter. The Company still anticipates an effective tax rate for the full 2007 fiscal year of approximately 30%.
     Heinz's working capital management showed continued improvement over the prior year, as the Cash Conversion Cycle for the quarter improved nine days, to 47 days, reflecting improvements in the current year core operations and the impact of prior year divestitures. For perspective the Company's Cash Conversion Cycle was 92 days at the end of FY2002. The Company generated $33 million of Operating Free Cash Flow (cash flow from operations plus proceeds from disposals of property, plant and equipment less capital expenditures) in the first quarter of Fiscal 2007.
     The Company is pleased to report strong progress against most of the key operating commitments made as part of its Superior Value & Growth Plan announced on June 1, 2006 including a reduction in its total number of production facilities. Year-to-date, the Company has divested six facilities, including three in North America, one in Europe, one in Africa and one in Asia and has a pending agreement on a seventh facility expected to be completed in the second quarter.

     FIRST QUARTER SEGMENT HIGHLIGHTS

     NORTH AMERICAN CONSUMER PRODUCTS

     Sales of the North American Consumer Products segment increased 13%. Volume increased 4.3%, reflecting strong growth across the entire portfolio lead by Weight Watchers(R)(a) Smart Ones(R) meals, Boston Market(R) meals(a), Classico(R) pasta sauces, Delimex(R) frozen meals and T.G.I. Friday's(R) frozen snacks(a). All of these brands set new volume records, which helped Consumer Products extend its sales growth to nine consecutive quarters. Heinz U.S. retail ketchup volume declined as anticipated due to reduced promotions as the Company implements its strategy to trade consumers up to larger, more profitable sizes. This strategy is working, with sales of larger size retail ketchup bottles up 50 percent in the quarter. Pricing expanded by 2.2%. The growth of the Classico(R) brand was fueled by new flavors and a new marketing campaign. Weight Watchers(R)(a) Smart Ones(R) continued momentum reflects substantial improvements in product performance, on-trend new offerings and better packaging. Delimex(R) is responding to new radio advertising in key markets, and T.G.I. Friday's(R)(a) frozen snack distribution is up 16% behind new products and improved graphics.
     Adjusted operating income increased 13.9% due primarily to increased volume, higher pricing and the favorable impact of acquisitions. These were partially offset by increased commodity costs and research and development costs, as well as increased marketing expenses, primarily related to increased investment behind frozen snacks and Weight Watchers(R)(a) Smart Ones(R) frozen entrees.

     U.S. FOODSERVICE

     Sales of the U.S. Foodservice segment increased 3.8%. Volume increased 5%, mainly due to single serve condiments and Heinz(R) ketchup, as well as continued expansion of frozen soup driven by new customers. Pricing reduced sales 0.4% and divestitures, net of acquisitions, reduced sales 0.8%.
     Adjusted operating income increased 6.3% primarily due to the Kabobs, Inc. acquisition and increased volume, partially offset by increased incentive compensation accruals.

     EUROPE

     Heinz Europe's sales increased 6.8%. Volume rose 2.2%, with gains in the Plasmon(R) infant feeding business in Italy behind a successful TV campaign and increased promotions supporting the 25th anniversary of the Oasis program. Europe's volume growth also reflects increased sales of Heinz(R) ketchup, resulting from new customers, including McDonald's. Increased marketing and promotional support helped drive all time high ketchup market shares in Spain and Germany and volume growth on Top Down Ketchup in France. In Poland, Heinz achieved 22.2% volume growth, driven by increased marketing support behind the Pudliszki ready meals restage, cooking sauces and ketchup. The acquisitions of HP Foods and Petrosoyuz in Fiscal 2006 increased sales 7.0%. Pricing decreased sales 0.5%. Divestitures reduced sales 4.8% and favorable exchange translation rates increased sales by 3%.
     Adjusted operating income increased 11.7% due to the favorable impact of acquisitions, increased volume and reduced general and administrative expenses ("G&A"). These improvements were partially offset by increased raw material costs and increased marketing expenses. The reduction in G&A is primarily a result of the prior-year targeted workforce reductions including the elimination of European headquarters.

     ASIA PACIFIC

     Sales in Asia/Pacific increased 12.2%. Volume increased significantly, up 13.4%, reflecting strong volume in Australia, New Zealand, Indonesia and China, largely due to new product introductions and increased marketing. Higher pricing, primarily in Indonesia, increased sales 1.3%. China benefited from on-going strength in the Long Fong business which continues to expand behind increased market penetration and the success of a new range of premium products. Foreign exchange translation rates decreased sales by 2.6%.
     Adjusted operating income increased 27.2% primarily due to strong volume improvements, higher pricing and reduced G&A, resulting from targeted workforce reductions including the elimination of Asia headquarters in the prior year. These increases were partially offset by increased commodity costs and unfavorable mix in Indonesia.

     REST OF WORLD (ROW)

     In Heinz's ROW segment, sales were consistent with the prior year as higher volume and pricing were offset by prior year divestitures and unfavorable foreign exchange. Volume increased 5.8% due to increased market share on nutritional drinks in India and ketchup and baby food in Latin America. Higher pricing increased sales by 7.1%, reflecting price increases on baby food and reduced promotions on ketchup in Latin America. Sales were reduced by 10.5% due to divestitures in Fiscal 2006. Foreign exchange translation rates reduced sales by 2.3%. Adjusted operating income increased 42.1%, due mainly to increased pricing and improved business mix.

     MEETING WITH SECURITIES ANALYSTS - INTERNET BROADCASTS

     Heinz will host a conference call with securities analysts today at 8:30 a.m. (Eastern Time). The call will be webcast live on www.heinz.com and archived for playback beginning at 2 p.m. (ET).
     The conference call is available live for the Media (listen only) at 1-800-955-1760. It will be hosted by William R. Johnson, Heinz Chairman, President and CEO; Art Winkleblack, Executive Vice President and Chief Financial Officer; and Jack Runkel, Vice President - Investor Relations.

     SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

     This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words "will," "expects," "anticipates," "believes," "estimates" or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management's view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz's control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

     --   sales, earnings, and volume growth,

     --   general economic, political, and industry conditions,

     -- competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs,

     -- the ability to identify and anticipate and respond through innovation to consumer trends,

     --   the need for product recalls,

     --   the ability to maintain favorable supplier relationships,

     --   currency valuations and interest rate fluctuations,

     --   change in credit ratings,

     -- the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives,

     -- approval of acquisitions and divestitures by competition authorities, and satisfaction of other legal requirements,

     --   the ability to successfully complete cost reduction programs,

     -- the voting results on shareholder proposals, including the recent nomination of nominees for election as directors of the Company,

     -- the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures,

     -- the ability to effectively integrate acquired businesses, new product and packaging innovations,

     --   product mix,

     --   the effectiveness of advertising, marketing, and promotional programs,

     -- the ability to maintain sales growth while reducing spending on advertising, marketing and promotional programs,

     --   supply chain efficiency,

     --   cash flow initiatives,

     -- risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments,

     -- changes in estimates in critical accounting judgments and other laws and regulations, including tax laws,

     --   the success of tax planning strategies,

     -- the possibility of increased pension expense and contributions and other people-related costs,

     --   the possibility of an impairment in Heinz's investments, and

     -- other factors described in "Risk Factors" and "Cautionary Statement Relevant to Forward-Looking Information" in the Company's Form 10-K for the fiscal year ended May 3, 2006.

     The forward-looking statements are and will be based on management's then current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.
     ABOUT HEINZ: H. J. Heinz Company, offering "Good Food Every Day" is one of the world's leading marketers and producers of branded foods in ketchup, condiments, sauces, meals, soups, seafood, snacks, and infant foods. Heinz satisfies hungry consumers in every outlet, from supermarkets, to restaurants to convenience stores and kiosks. Heinz is a global family of leading brands, including Heinz(R) Ketchup, Sauces, Soups, Beans, Pasta and Infant Foods (representing nearly one-third of total sales or close to $3 billion), Ore-Ida(R) frozen potato products, Boston Market(R) and Weight Watchers(R)(a) Smart Ones(R) meals, and Plasmon(R) baby food. Heinz's 50 companies have number-one or number-two brands in 200 countries, showcased by Heinz(R) Ketchup, the world's favorite ketchup. Information on Heinz is available at www.heinz.com/news.

    (a) Weight Watchers on foods and beverages is the registered trademark of WW Foods, LLC and is used under license; Boston Market is a registered trademark of McDonald's Corporation and is used under license; T.G.I Friday's is a trademark of T.G.I. Friday's of Minnesota, Inc. and is used under license.

                      H. J. Heinz Company and Subsidiaries
                        Consolidated Statements of Income
                    (In Thousands, Except per Share Amounts)

                                              First Quarter Ended
                                         -----------------------------
                                         August 2, 2006 July 27, 2005
                                             FY2007         FY2006
                                         -------------- --------------

Sales                                    $   2,059,920  $   1,900,278
Cost of products sold                        1,287,503      1,197,716

                                         -------------- --------------
Gross profit                                   772,417        702,562

Selling, general and administrative
 expenses                                      452,775        445,697

                                         -------------- --------------
Operating income                               319,642        256,865

Interest income                                  7,292          8,053
Interest expense                                75,626         66,304
Other expense, net                              (7,711)        (2,836)

                                         -------------- --------------
Income from continuing operations before
 income taxes                                  243,597        195,778

Provision for income taxes                      49,496         55,605
                                         -------------- --------------

Income from continuing operations              194,101        140,173

Income from discontinued operations, net
 of tax                                              -         17,101
                                         -------------- --------------


Net income                               $     194,101  $     157,274
                                          =============  =============

Income per common share - Diluted
    Continuing operations                $        0.58  $        0.40
    Discontinued operations                          -           0.05
                                         -------------- --------------

    Net Income                           $        0.58  $        0.45
                                         ============== ==============

Average common shares
outstanding - diluted                          334,711        348,885

Income per common share - Basic
    Continuing operations                $        0.59  $        0.41
    Discontinued operations                          -           0.05
                                         -------------- --------------

    Net Income                           $        0.59  $        0.45
                                         ============== ==============

Average common shares
outstanding - basic                            331,584        345,735

Cash dividends per share                 $        0.35  $        0.30
                                         ============== ==============

Note:  Fiscal 2006 includes special items.
(Totals may not add due to rounding)


                      H. J. Heinz Company and Subsidiaries
                                  Segment Data

                                              First Quarter Ended
                                         -----------------------------
                                         August 2, 2006 July 27, 2005
                                             FY2007         FY2006
                                         -------------- --------------
Net external sales:
  North American Consumer Products       $     615,577  $     544,960
  U.S. Foodservice                             366,613        353,211
  Europe                                       685,862        641,899
  Asia/Pacific                                 291,533        259,920
  Rest of World                                100,335        100,288
                                         -------------- --------------
  Consolidated Totals                    $   2,059,920  $   1,900,278
                                         ============== ==============

Intersegment revenues:
  North American Consumer Products       $      12,829  $      12,303
  U.S. Foodservice                               6,054          4,898
  Europe                                         4,914          3,235
  Asia/Pacific                                     935            774
  Rest of World                                    219            263
  Non-Operating                                (24,951)       (21,473)
                                         -------------- --------------
  Consolidated Totals                    $           -  $           -
                                         ============== ==============

Operating income (loss):
  North American Consumer Products       $     143,214  $     123,931
  U.S. Foodservice                              55,056         50,462
  Europe                                       119,349         93,723
  Asia/Pacific                                  31,047         18,689
  Rest of World                                 11,839          6,367
  Non-Operating                                (40,863)       (36,307)
                                         -------------- --------------
  Consolidated Totals                    $     319,642  $     256,865
                                         ============== ==============

Operating income (loss) excluding special items:
  North American Consumer Products       $     143,214  $     125,767
  U.S. Foodservice                              55,056         51,810
  Europe                                       119,349        106,891
  Asia/Pacific                                  31,047         24,415
  Rest of World                                 11,839          8,332
  Non-Operating                                (40,863)       (27,980)
                                         -------------- --------------
  Consolidated Totals                    $     319,642  $     289,235
                                         ============== ==============

The company's revenues are generated via the sale of products in the following categories:

  Ketchup and Sauces                     $     900,975  $     802,929
  Meals and Snacks                             853,943        813,101
  Infant Feeding                               213,697        194,378
  Other                                         91,305         89,870
                                         -------------- --------------
  Total                                  $   2,059,920  $   1,900,278
                                         ============== ==============


                      H. J. Heinz Company and Subsidiaries
                Special Items - First Quarter Ended July 27, 2005

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides a reconciliation of the Company's reported results from continuing operations to the results excluding special items for the first quarter ended July 27, 2005:


                                First Quarter Ended July 27, 2005
                            ------------------------------------------

(amounts in millions)          Net     Gross  Operating          Per
                              Sales   Profit   Income   Income  Share
                            --------- ------- --------- ------- ------
Reported results from
 continuing operations      $1,900.3  $702.6  $  256.9  $140.2  $0.40
   Reorganization costs            -     2.1      25.0    16.9   0.05
   Strategic review costs          -       -       7.4     6.6   0.02
                            --------- ------- --------- ------- ------
Results from continuing
 operations excluding
 special items              $1,900.3  $704.6  $  289.2  $163.7  $0.47
                            ========= ======= ========= ======= ======

(Note:  Totals may not add due to rounding.)


                      H. J. Heinz Company and Subsidiaries
                           Non-GAAP Performance Ratios

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non- GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP performance ratio discussed in the Company's press release dated August 31, 2006:

Operating Free Cash Flow Calculation
(amounts in thousands)                        First Quarter Ended
                                         -----------------------------
                                         August 2, 2006 July 27, 2005
                                            FY 2007        FY 2006
                                         -------------- --------------
  Cash provided by operating activities  $      47,516  $     165,916
  Capital expenditures                         (38,927)       (47,162)
  Proceeds from disposals of property,
   plant and equipment                          24,402          1,807
                                         -------------- --------------
       Operating Free Cash Flow          $      32,991  $     120,561
                                         ============== ==============


    CONTACT: H. J. Heinz Company
             Media:
             Ted Smyth, 412-456-5780
             Michael Mullen, 412-456-5751
             Michael.mullen@us.hjheinz.com
             or
             Investors:
             Jack Runkel, 412-456-6034